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                                                                    EXHIBIT 3.83

                                    RELEASE
                                    -------


          IN CONSIDERATION of the sum of Twenty-five thousand United States dollars (US $25,000.00) to be paid by Investorlinks.com Inc., a company incorporated in the Province of Ontario, Canada, with offices at 2 Adelaide Street West, Suite 301, Toronto, Canada (the Corporation) to the undersigned and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned hereby fully and completely release and forever discharge the Corporation, its directors, officers, subsidiaries, shareholders, partners, employees and any other of its representatives from any and all actions, causes of actions, claims and demands, for damages, loss or injury, howsoever and wherever arising, which heretofore may have been or may hereafter be sustained by the undersigned in connection with or arising out of any and all relationships including but not limited to employment and consulting of the undersigned with the Corporation, its subsidiaries IL Data Corporation, Inc., IL Data Canada Inc. and the business conducted through the web site known as Investorlinks.com.

          AND FOR THE SAID CONSIDERATION the undersigned hereby donates to the treasury of the Corporation, Five Hundred Thousand (500,000) common shares issued in the capital of the Corporation and cancels the options to buy Ninety Thousand (90,000) common shares of the Corporation held by the undersigned.

          AND FOR THE SAID CONSIDERATION the undersigned represent and warrant that the undersigned has not assigned to any person, firm or corporation any of the actions, causes of action, claims or demands which it releases by this Release.

          THE UNDERSIGNED agrees to maintain the terms of this settlement and any matter in dispute with the Corporation or its subsidiaries, in confidence and further agrees that the circumstances surrounding the execution of this Release will not be reported to any other party or organization save and expect as required by relevant regulatory authorities.

          ALL OF THE FOREGOING shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives and be binding upon the parties hereto and their respective successors, assigns, heirs and representatives.

          IN WITNESS WHEREOF the undersigned has executed this Agreement in the presence of the witness whose signature is subscribed below.

          EXECUTED at this 1st day of March, 2001.



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Witness                                          Christos Livadas